Exhibit 99.1

FOR IMMEDIATE RELEASE

Curis Reports Fourth Quarter and

Year-End 2005 Financial Results

CAMBRIDGE, MA, February 14, 2006—Curis, Inc. (NASDAQ:CRIS), a therapeutic drug development company, today reported its financial results for the fourth quarter and fiscal year ended December 31, 2005.

For the fourth quarter of 2005, we reported a net loss of $934,000, or ($0.02) per share, as compared to a net loss of $1,659,000, or ($0.04) per share for the same period in the prior year.

Net revenues for the fourth quarter of 2005 were $2,664,000 as compared to $1,491,000 for the fourth quarter of 2004, an increase of $1,173,000 or 79%. The increase in net revenues was primarily due to revenues recognized under our two collaborations with Genentech (NYSE: DNA), offset by contra-revenues recorded under our basal cell carcinoma co-development arrangement with Genentech. Revenues are summarized by type and collaborator in the following table:

	Three Months Ended December 31,
	2005	2004
Gross revenues:
Genentech	$2,153,000	$273,000
Wyeth	651,000	806,000
Procter & Gamble	279,000	—
Spinal Muscular Atrophy Foundation	530,000	412,000
Other	27,000	—

Subtotal	3,640,000	1,491,000
Contra-revenue:
Genentech co-development contra-revenue	(976,000)	—

Net revenues	$2,664,000	$1,491,000

Gross revenues generated under our ongoing collaborations were $3,640,000 for the fourth quarter of 2005 as compared to $1,491,000 for the same period in the prior year, an increase of $2,149,000 or 144%. We also recorded $976,000 in contra-revenues for the fourth quarter of 2005 related to our equal share of development costs for our basal cell carcinoma product candidate under development with Genentech.

Operating expenses for the fourth quarter of 2005 were $5,328,000 as compared to $4,612,000 for the fourth quarter of 2004, an increase of $716,000 or 16%. The primary changes in our research and development and general and administrative expenses are as follows:

Research and Development. Research and development spending was $3,360,000 for the fourth quarter of 2005 as compared to $3,297,000 for same period in 2004, an increase of $63,000 or 2%, as spending on our research programs during the fourth quarter of 2005 remained reasonably consistent with that of the prior year period. Our research and development costs by program are as follows:

	Quarter Ended December 31,
	2005	2004
Research and Development Program:
Hedgehog Antagonist – Cancer	$863,000	$1,130,000
Hedgehog Agonist – Nervous System Disorders	723,000	589,000
Hedgehog Agonist – Hair Growth	397,000	232,000
Discovery Research – SMA	554,000	463,000
Discovery Research – Other	796,000	571,000
Stock-Based Compensation	27,000	312,000

Total Research and Development Expense	$3,360,000	$3,297,000

General and Administrative. General and administrative spending was $1,949,000 for the fourth quarter of 2005 as compared to $1,296,000 for the same period in 2004, an increase of $653,000 or 50%. The increase in general and administrative expenses was principally due to a gain of $448,000 recorded during the fourth quarter of 2004 from a recovery of notes receivable from former officers of a predecessor company.

Other income for the fourth quarter of 2005 was $1,730,000 as compared to other income of $1,462,000 for the same period in 2004, an increase of $268,000. Other income in each period was principally due to net gains recorded on payments received from Micromet, a former collaborator, on a note receivable that had been written off in 2003. We recorded $1,500,000 and $1,304,000 as other income related to these payments for the quarters ended December 31, 2005 and 2004, respectively.

Net loss for the year ended December 31, 2005 was $14,353,000 or ($0.30) per share as compared to $13,904,000 or ($0.33) per share for the year ended December 31, 2004.

Net revenues for fiscal year 2005 were $5,467,000 as compared to $4,953,000 for the prior year, an increase of $514,000 or 10%. This increase was primarily due to an increase in our gross revenues, offset by contra-revenues recorded under our basal cell carcinoma co-development arrangement with Genentech. 2005 revenues were primarily derived from our collaborations with Genentech, Wyeth (NYSE: WYE) and the Spinal Muscular Atrophy Foundation. Revenues are summarized by type and collaborator in the following table:

	Year Ended December 31,
	2005	2004
Gross revenues:
Genentech	$6,988,000	$1,829,000
Wyeth	2,819,000	2,523,000
Procter & Gamble	289,000	—
Spinal Muscular Atrophy Foundation	1,955,000	551,000
Other	90,000	50,000

Subtotal	12,141,000	4,953,000
Contra-revenue:
Genentech co-development contra-revenue	(6,674,000)	—

Net revenues	$5,467,000	$4,953,000

Gross revenues generated under our ongoing collaborations were $12,141,000 for the year ended December 31, 2005 as compared to $4,953,000 for the prior year, an increase of $7,188,000. We also recorded $6,674,000 in contra-revenues for the year ended December 31, 2005 related to our equal share of development costs for our basal cell carcinoma product candidate under development with Genentech.

Operating expenses for the year ended December 31, 2005 were $22,173,000 as compared to $20,577,000 for the prior year, an increase of $1,596,000 or 8%. The primary changes in our research and development and general and administrative expenses are as follows:

Research and Development. Research and development spending of $14,008,000 increased $1,263,000 or 10%, from prior year spending of $12,745,000 principally due to an increase in spending on our Spinal Muscular Atrophy research program. This program is majority-funded under a sponsored research agreement with the Spinal Muscular Atrophy Foundation. Our research and development costs by program are as follows:

	Year Ended December 31,
	2005	2004
Research and Development Program :
Hedgehog Antagonist – Cancer	$3,928,000	$4,430,000
Hedgehog Agonist – Nervous System Disorders	2,912,000	2,831,000
Hedgehog Agonist – Hair Growth	1,061,000	835,000
Discovery Research – SMA	2,600,000	602,000
Discovery Research – Other	3,293,000	2,872,000
Stock-Based Compensation	214,000	1,175,000

Total Research and Development Expense	$14,008,000	$12,745,000

General and Administrative. General and administrative spending of $8,090,000 increased $333,000, or 4%, over prior year spending of $7,757,000. General and administrative costs increases included $292,000 in increased personnel expenses and a $500,000 charge to reserve for an estimated loss on a subleased facility. These amounts were offset by decreases in legal, consulting and other professional expenses of approximately $581,000 and a decrease in stock-based compensation of $190,000. Lastly, we recorded a gain of $448,000 recorded during the fourth quarter of 2004 from a recovery of notes receivable from former officers of a predecessor company.

Other income for the year ended December 31, 2005 was $2,353,000 as compared to other income of $1,720,000 for the year ended December 31, 2004, an increase of $633,000. Other income in each period was principally due to net gains recorded on payments received from Micromet, a former collaborator, relating to a note receivable. We recorded $1,500,000 and $1,304,000 as other income related to these payments for the quarters ended December 31, 2005 and 2004, respectively. This note had been written off during the fourth quarter of 2003.

As of December 31, 2005, our cash, cash equivalents, marketable securities and investments, were $44,209,000. As of December 31, 2005, there were 48,326,638 shares of common stock outstanding.

Contra-Revenue Accounting

As required under accounting rules outlined in Emerging Issues Task Force No. 01-9, we recorded contra-revenue for amounts that we paid to Genentech during the three- and twelve-month periods ending December 31, 2005, and for amounts that we owed to Genentech as of December 31, 2005 that will be paid subsequent to the end of the quarter, for the reimbursement of our equal share of costs incurred by Genentech in connection with the co-development of our basal cell carcinoma product candidate. These contra-revenues offset gross revenues recorded under our collaborations and research grant. Amounts paid by us to Genentech under the co-development arrangement will be recorded first as contra-revenues to the extent of both cumulative revenues recognized to-date and probable future revenues, which include any unamortized deferred revenue balances under both of our collaborations with Genentech, and then as expense.

Recent Developments

Update on Phase I Basal Cell Carcinoma Clinical Trial. On January 23, 2006, Curis provided an update on our Phase I clinical trial for the treatment of basal cell carcinoma. This Phase I clinical trial is being conducted by Genentech and Curis, and is expected to be completed in the first half of 2006. The Phase I clinical trial is a double-blind, randomized, placebo-controlled study that is expected to enroll approximately 60 patients with a single or multiple basal cell carcinoma. The primary objective of the Phase I clinical trial was to obtain data about the safety and tolerability of a four-week regimen of the drug candidate. In addition, Genentech and Curis are evaluating the clinical activity of the drug candidate, where activity is defined as the complete eradication of the treated basal cell carcinoma lesion and is determined by clinical and microscopic examinations of the lesions.

As of January 23, 2006, 29 of the Phase I clinical trial patients had participated in a dose-escalation segment, in which seven patients were randomized to receive treatment in one of four dose levels. The dose-escalation segment of the Phase I clinical trial was recently completed, and the preliminary data have been reviewed by an internal Genentech data review board. The preliminary data from the dose-escalation segment suggest that the drug candidate appears likely to be safe, well tolerated, and has shown signs of activity. However, there has been less clinical activity observed to date than anticipated. Based on these data, the internal data review board recommended that Genentech and Curis temporarily suspend further enrollment in the second segment of the trial, in which additional patients were to be treated at the highest dose level from the dose escalation segment. The companies will determine whether to re-open enrollment in this segment based on a secondary administrative analysis that will occur at a later date. The internal data review board also recommended that a third segment of the trial that is evaluating biological activity using a pharmacodynamic endpoint be enrolled as planned. This third segment, among other things, may shed light on the extent to which the active compound in the drug candidate as formulated is penetrating the patients’ skin.

Genentech and Curis expect to have final results from the Phase I clinical trial during the first half of 2006. When the final results are obtained, Genentech and Curis will determine whether this drug candidate should proceed to Phase II clinical trials. Should this drug candidate not progress into Phase II clinical trials, Genentech and Curis will evaluate various criteria, including the data from the biological activity segment of the trial, and determine the alternatives for the basal cell carcinoma program. Possible scenarios include, but are not limited to the following: extending the duration of the treatment regimen of the existing drug candidate, developing a new topical formulation of the existing drug candidate, selection of a new drug candidate, negotiation of the return of the compounds to Curis for Curis’ further development, or termination of the basal cell carcinoma drug program.

Fourth Quarter 2005 Highlights

•	In October 2005, we announced that Genentech had selected a lead clinical candidate, a small molecule antagonist of the Hedgehog pathway, under our solid tumor program.
•	In October 2005, Genentech exercised its option to extend funding to support Curis personnel performing research services to continue development of therapeutics to treat solid tumor cancers under its June 2003 agreement as amended, extending the research term by six months through June 11, 2006 (the research term previously ended on December 11, 2005). As a result of the extension, Genentech will provide Curis an additional $1,250,000 of funding for research services performed from December 12, 2005 through June 11, 2006, payable in June 2006.
•	In October 2005, we announced the publication of data in Nature Medicine demonstrating that stimulating the Hedgehog signaling pathway was therapeutically efficacious in preclinical models of both acute and chronic ischemic heart disease. Myocardial ischemia, the interruption of blood flow and oxygen to heart muscle, is the leading cause of heart attacks. In the U.S., approximately 1.1 million individuals experience new or recurrent myocardial infarctions each year and, of these, about 40% eventually develop congestive heart failure, a form of chronic heart disease.
•	In October 2005 we were issued U.S. patent 6,951,839, entitled ”Methods and Compositions for Regulating Lymphocyte Activity.” The claims of this patent recite methods of using specific N-terminal fragments of Hedgehog polypeptides to suppress T cell maturation in animals.
•	In November 2005, we announced that Wyeth had exercised its option under the 2004 agreement to extend funding to continue development of therapeutic applications of the Hedgehog agonist with a primary focus on neurological disorders. By exercising this option, Wyeth has agreed to extend the research term by one year through February 9, 2007 (previously February 9, 2006).

•	In December 2005, we announced that Ortho Biotech/Centocor had expanded its relationship with Curis. Under a new agreement, Curis will screen for small molecule agonists that mimic the bioactivity of BMP-7 and activate the bone morphogenetic (“BMP”) pathway. Under terms of the agreement, Centocor and Curis will share equally the funding of four of our scientists for the screening effort, which is expected to last fifteen months. Curis will own any small molecule BMP agonist compounds that are discovered as part of this screening; however, Centocor will have an exclusive option to negotiate a new collaboration and exclusive license agreement for the development of the small molecules.

“2005 was a positive year for Curis, with the signing of new collaborations with Procter & Gamble for topical hair growth applications of our Hedgehog agonist technologies and with Genentech to discover and develop compounds for use in the inhibition of an additional signaling pathway that, like the Hedgehog pathway, has been associated with certain cancers. In addition, Wyeth and Genentech elected to extend their funding of our scientists, and we entered into a separate agreement with Centocor to search for small molecule agonists of the BMP pathway,” Daniel Passeri, Curis’ President and Chief Executive Officer, stated. “We are optimistic that the final review of data from our ongoing Phase I clinical trial for basal cell carcinoma will bring new insight into the program and the Hedgehog pathway.”

The Company will hold a conference call today, February 14, 2006, at 10:00 A.M. EST, to discuss its financial results, the progress of its therapeutic product development programs, and additional corporate activities. Daniel Passeri, President and Chief Executive Officer of Curis, will host the call.

To access the live conference call, please call 800-299-0433 from the United States or Canada or 617-801-9712 from other locations, shortly before 10:00 A.M. EST. The conference ID number is 32862507. The conference call can also be accessed on the Curis website at www.curis.com in the Investor Relations section. Replay will be available approximately two hours after the completion of the call and through 5:00 P.M. EST, Tuesday, February 28, 2006. To access the replay, please call 888-286-8010 from the United States or Canada or 617-801-6888 from other locations and reference the conference ID number 17690961.

CURIS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended		Year ended
	December 31,		December 31,
	2005 (Unaudited)	2004 (Unaudited)	2005 (Unaudited)	2004 (Audited)
Revenues:
Research and development contracts	$3,134,326	$1,117,580	$10,493,077	$3,456,612
License fees	505,671	372,936	1,397,966	1,496,003
Substantive milestones	—	—	250,000	—

Gross revenues	3,639,997	1,490,516	12,141,043	4,952,615
Contra-revenues from co-development with Genentech	(976,315)	—	(6,674,308)	—

Net revenues	2,663,682	1,490,516	5,466,735	4,952,615

Operating expenses:
Research and development	3,360,185	3,296,626	14,007,842	12,745,164
General and administrative	1,948,725	1,296,283	8,089,738	7,757,052
Amortization of intangible assets	18,768	18,768	75,072	75,071

Total operating expenses	5,327,678	4,611,677	22,172,652	20,577,287

Loss from operations	(2,663,996)	(3,121,161)	(16,705,917)	(15,624,672)

Total other income, net	1,729,956	1,461,778	2,353,263	1,720,398

Net loss	$(934,040)	$(1,659,383)	$(14,352,654)	$(13,904,274)

Basic and diluted net loss per common share	$(0.02)	$(0.04)	$(0.30)	$(0.33)

Basic and diluted weighted average common shares outstanding	48,298,273	46,518,431	48,074,181	42,685,594

CURIS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31, 2005 (Unaudited)	December 31, 2004 (Audited)
ASSETS
Cash, cash equivalents, marketable securities	$44,209,322	$49,513,962
Long-term investments	—	2,606,681
Long-term investments—restricted	195,998	193,166
Accounts and notes receivable	1,121,511	1,226,460
Property and equipment, net	5,288,639	3,416,620
Intangible assets, net	9,009,050	9,084,122
Other assets	1,149,734	1,593,802

Total assets	$60,974,254	$67,634,813

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable, accrued expenses and other liabilities	$4,763,997	$2,992,964
Debt and capital lease obligations, excluding convertible debt	3,226,712	1,141,294
Convertible debt	2,605,280	5,710,007
Deferred revenue	9,649,876	8,881,253

Total liabilities	20,245,865	18,725,518

Total stockholders’ equity	40,728,389	48,909,295

Total liabilities and stockholders’ equity	$60,974,254	$67,634,813

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About Curis, Inc.

Curis, Inc. is a therapeutic drug development company. The Company’s technology focus is on regulatory pathways that control repair and regeneration. Curis’ product development involves the use of proteins or small molecules to modulate these pathways. Curis has successfully used this technology and product development approach to produce several promising drug product candidates in the fields of cancer (under two collaborations with Genentech, one of which includes a co-development arrangement for a basal cell carcinoma product candidate that is currently in a Phase I clinical trials), neurological disorders (under collaboration with Wyeth), hair growth (under collaboration with Procter & Gamble), kidney and other diseases (licensed to Ortho Biotech Products and under development at Centocor, both subsidiaries of Johnson & Johnson), and cardiovascular disease. Curis also possesses robust small molecule drug screening technologies and preclinical scientific expertise that Curis believes it can use to create a sustainable drug candidate pipeline including, for example, its Spinal Muscular Atrophy research program (under sponsored research agreement with the Spinal Muscular Atrophy Foundation). For more information, please visit the Curis web site at www.curis.com.

Cautionary Statement: This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements concerning Curis’ expected timeline for the completion of its ongoing Phase I clinical trial, its plans to make a decision about whether to advance its Phase I drug candidate into Phase II clinical trials, possible future development alternatives of the basal cell carcinoma development program if the current drug candidate does not progress into a Phase II clinical trial, and expected payments due from collaborators. Forward-looking statements used in this press release may contain the words “believes”, “expects”, “anticipates”, “plans”, “seeks”, “estimates” or similar expressions. These forward-looking statements are not guarantees of future performance and involve risks, uncertainties, assumptions and other factors that may cause Curis’ actual results to be materially different from those indicated by such forward-looking statements. Actual results can be affected by a number of important factors including, among other things: adverse results in Curis’ and its strategic collaborators’ and licensees’ product development programs; delays in enrolling patients for its basal cell carcinoma clinical trial, difficulties or delays in obtaining or maintaining required regulatory approvals for products being developed by Curis and its collaborators and licensees; Curis’ ability to obtain or maintain the patent and other proprietary intellectual property protection necessary for the development and commercialization of products based on its technologies; changes in or Curis’ inability to execute its business plan; the risk that Curis does not obtain the additional funding required to conduct research and development of its product candidates, fund its co-development obligations under its collaboration with Genentech and execute its business plan; unplanned cash requirements and expenditures; risks relating to Curis’ ability to enter into and maintain important strategic collaborations, including its ability to maintain its current collaboration agreements with Genentech, Wyeth, and Procter & Gamble as well as our license agreement with Ortho Biotech Products; the risk that competitors will discover and develop signaling pathway-based or other competing therapeutics faster and more successfully than Curis and its collaborators are able to; and other risk factors identified in Curis’ most recent Annual Report on Form 10-K, Quarterly Report on Form 10-Q and subsequent reports periodically filed with the Securities and Exchange Commission. In addition, any forward-looking statements represent the Company’s views only as of today and should not be relied upon as representing its views as of any subsequent date. Curis disclaims any intention or obligation to update any of the forward-looking statements after the date of this press release whether as a result of new information, future events or otherwise.

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Contacts

For Curis, Inc.

Michael P. Gray	Megan Burns
Chief Financial Officer	Director, Corporate Communications
(617) 503-6632	(617) 503-6658